Exhibit T3A-34

790912

COMPANIES ACT, 1961

Section 16 (3)

CERTIFICATE

OF

INCORPORATION OF PROPRIETARY

COMPANY

THIS IS TO CERTIFY that WEATHERFORD AUSTRALIA PTY. LIMITED is on and from the fifteenth day of December, 1980, incorporated under the Companies Act, 1961, and that the company is a company limited by shares and that the company is a proprietary company.

GIVEN under my hand and seal at Perth in the State of Western Australia this fifteenth day of December, 1980.

[ILLEGIBLE]
Deputy Commissioner for Corporate Affairs.

63984/2/77—3M–2594